Exhibit 99.1
NEWS RELEASE
FOR IMMEDIATE RELEASE
CONTACTS:
Kim C. Drapkin, Chief Financial Officer, EPIX
(781) 761-7602
Jennifer Beugelmans, Pure Communications
(646) 596-7473
EPIX Pharmaceuticals Announces Second Quarter Financial Results
Company Continues to Make Progress Across Clinical and Preclinical Development Programs
Conference Call to be Held Today at 10:00 a.m. EST
LEXINGTON, Mass — August 7, 2008 — EPIX Pharmaceuticals, Inc. (NASDAQ:EPIX) a biopharmaceutical company focused on discovering and developing novel therapeutics through the use of its proprietary and highly efficient in silico drug discovery platform today reported consolidated financial results for the second quarter ended June 30, 2008.
“Over the past three months, EPIX has made significant progress toward achieving its long-term clinical development and corporate goals,” said Elkan Gamzu, Ph.D., interim chief executive officer of EPIX. “I am excited to join the company and look forward to working closely with the entire EPIX team toward the outlined 2008 corporate and development milestones. We are squarely focused on building upon the successes achieved to date and continuing to advance our therapeutic pipeline.”
Financial Results
Net loss for the second quarter ended June 30, 2008 was $2.3 million, or $0.06 per share, compared with $18.0 million, or $0.55 per share, for the quarter ended June 30, 2007.
Total revenues for the second quarter ended June 30, 2008 were $17.4 million, compared with $1.8 million for the second quarter of 2007. The increase in revenue primarily relates to $13.0 million in milestone payments earned from the company’s existing collaborations during the second quarter of 2008.
Research and development expenses totaled $15.0 million for the quarter ended June 30, 2008, compared with $14.8 million in the second quarter of 2007. The increase in research and development expense in 2008 primarily relates to increased spending on the company’s preclinical programs.

General and administrative expense was $3.4 million for the quarter ended June 30, 2008 compared with $4.5 million for the second quarter of 2007. The decrease in general and administrative expense in 2008 was primarily due to lower legal expenses.
As of June 30, 2008, EPIX had cash, cash equivalents and short-term investments of $43.2 million compared with $61.1 million on December 31, 2007. EPIX currently has $100.0 million of convertible debt outstanding. Approximately 41.4 million shares of common stock were outstanding at June 30, 2008.
On August 5, 2008, EPIX announced that it had entered into a Committed Equity Financing Facility (CEFF) with Kingsbridge Capital Limited, a private investment group, to supplement its existing cash. Under the terms of the agreement, Kingsbridge committed to purchase from time to time over the next three years the lesser of up to $50 million or approximately 8.3 million newly issued shares of EPIX’s common stock at certain discounts to the trading price at the time of any drawdown. EPIX will determine the exact timing and amount of any drawdowns under the CEFF, subject to the terms and conditions of the agreement.
Full Year 2008 Financial Guidance
EPIX is reiterating its previously stated fiscal year 2008 guidance and currently expects to realize a net loss in the range of $45 to $50 million and revenue in the range of $25 to $30 million. Revenue in 2008 is expected to relate primarily to reimbursed research and development costs and milestone achievements under the company’s existing strategic collaborations. Management currently estimates that cash, cash equivalents and marketable securities on hand as of June 30, 2008, together with anticipated revenue to be earned in 2008, will be sufficient to fund operations through the first quarter of 2009. The company’s recent CEFF may provide funding beyond the first quarter of 2009, depending upon the amount and timing of drawdowns from the facility.
“During the second quarter, EPIX successfully initiated its Phase 2b program in Alzheimer’s disease,” continued Dr. Gamzu. “Complementing this milestone was the invitation to present the positive results from the Phase 2a study of PRX-03140 at the International Conference on Alzheimer’s Disease, which included data from two patients receiving extended access to the drug. Finally, we were informed in late July that the U.S. Food and Drug Administration (FDA) has set December 31, 2008 as our Prescription Drug User Fee Act (PDUFA) goal date in response to our New Drug Application (NDA) resubmission for our novel blood pool magnetic resonance angiography (MRA) agent, Vasovist® (gadofosveset trisodium). We remain hopeful that we will achieve approval for Vasovist by the end of 2008 and are continuing to explore our strategy to monetize our interest in this asset to support the continued execution of our clinical programs.”
EPIX Recent Corporate Events
Vasovist
Vasovist® is an injectable intravascular contrast agent discovered internally at EPIX and is designed to provide improved imaging of the vascular system using magnetic resonance angiography (MRA).

•	In April, EPIX achieved positive results from the blinded, independent re-read of images obtained from previous Phase 3 studies. EPIX met all pre-specified endpoints prospectively agreed to with the FDA.

•	In June, EPIX resubmitted its NDA to the FDA, and in July, the FDA issued a PDUFA goal date of December 31, 2008. The company remains hopeful for an approval by the end of 2008.

•	In July, Vasovist was approved for marketing in South Korea.
PRX-03140
PRX-03140 is a novel, highly selective, small-molecule agonist of a specific G-protein coupled receptor (GPCR) known as 5-HT4 for the treatment of Alzheimer’s disease.
Initiation of Second Trial in Phase 2b Alzheimer’s Disease Program
•	In early May, EPIX began its Phase 2b proof-of-concept program in Alzheimer’s disease through the initiation of a six-month clinical trial of PRX-03140 in combination with donepezil (Aricept®). Under the collaboration agreement with its strategic partner, GlaxoSmithKline (GSK), EPIX earned a $7.5 million milestone payment from GSK related to the start of the Phase 2b program for PRX-03140 in Alzheimer’s disease. GSK has also agreed to participate in the costs of the program.

•	In late May, EPIX began its second trial in its Phase 2b proof-of-concept program in Alzheimer’s disease. The three-month clinical trial is designed to evaluate PRX-03140 as a monotherapy. GSK has agreed to participate in the costs of the program.
Data Presented at International Conference on Alzheimer’s Disease (ICAD)
•	“Results of a Phase 2A Study of a Novel 5HT4 Agonist for the Treatment of Alzheimer’s Disease” presented during Hot Topics oral session of the conference.

•	In addition to previously released Phase 2a data, data were presented on two patients receiving extended access to PRX-03140. Mini-mental State Exam (MMSE) scores for open label patients improved from 22 and 20 to 26 and 29, respectively.
Preclinical
•	In June, EPIX achieved a key milestone related to the third of three discovery programs under its collaboration with GSK. EPIX identified three lead candidates to move forward into lead optimization in its third G-protein coupled receptor (GPCR) discovery program.

•	Under the terms of the collaboration with GSK, EPIX received a total of $5.5 million in payments for this milestone ($3.0 million for identifying three candidates in the program and an additional $2.5 million for its overall progress in all three of the discovery programs that are part of its collaboration with GSK). EPIX previously received two milestone payments in

2007 totaling $6.0 million for the other two discovery programs that are part of its collaboration with GSK.
•	Preclinical data were presented at ICAD. “Stimulation of Serotonin Type 4 Receptors Leads to Increases in Alpha-Secreatase Activity and sAPPalpha: Potential for Disease Modification in Alzheimer’s Disease” was presented during the Disease Mechanisms: Signal Transduction Oral Session of the conference.
Conference Call
EPIX is scheduled to hold a call and webcast to discuss its second quarter results, recent accomplishments and progress toward achieving 2008 goals at 10:00 a.m. (EDT) today, Thursday, August 7, 2008. The call can be accessed by dialing 1-866-825-1692 (domestic) or 1-617-213-8059 (international) five minutes prior to the start time and providing the passcode 66961044. The live webcast can be accessed by visiting the investor relations section of the company’s website at http://investor.epixpharma.com. A replay of the call may be accessed, beginning approximately two hours after the call’s conclusion, by dialing 1-888-286-8010 (domestic) or 1-617-801-6888 and using the passcode 33389924. A webcast replay of the call will be available on the EPIX website approximately two hours after the completion of the call and will be archived for two weeks.
About EPIX
EPIX Pharmaceuticals is a biopharmaceutical company focused on discovering and developing novel therapeutics through the use of its proprietary and highly efficient in silico drug discovery platform. The company has a pipeline of internally-discovered drug candidates currently in clinical development to treat diseases of the central nervous system and lung conditions. EPIX also has collaborations with leading organizations, including GlaxoSmithKline, Amgen, Cystic Fibrosis Foundation Therapeutics and Bayer Schering Pharma. For more information, please visit the company’s website at www.epixpharma.com.
This news release contains express or implied forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current expectations of management. These statements relate to, among other things, our expectations and assumptions concerning management’s forecast of financial performance, regulatory, clinical and business strategies, the progress of our clinical development program, timing of the initiation and results of our clinical trials, strategic collaborations and management’s plans, objectives and strategies. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond our control, and which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things: risks that product candidates may fail in the clinic or may not be successfully marketed or manufactured; risks relating to our ability to advance the development of product candidates currently in the pipeline or in clinical trials; failure to obtain the financial resources to complete development of product candidates; our inability to further identify, develop and achieve commercial success for new products and technologies; competing products may be more successful; our inability to interest potential partners in our technologies and products; our inability to achieve commercial success for our products and technologies; our inability to successfully in-license products and/or technologies; our inability to successfully defend against litigation, including any appeal or re-filing of the shareholder class action lawsuit; our inability to protect our intellectual property and the cost of enforcing or defending our intellectual property rights; our failure to comply with regulations relating to our products and product candidates, including FDA requirements; failure to obtain the financial resources to complete development of product candidates; the risk that the FDA may interpret the results of our studies differently than we have; the risk that clinical trials may not result in marketable products; the risk that we may be unable to successfully secure regulatory approval of and market our drug candidates; and risks of new, changing and competitive technologies and regulations in the U.S. and internationally. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional information regarding these and other risks that we face, see the disclosure contained in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on
Form 10-Q.
EPIX PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Revenues	$17,355	$1,757	$19,763	$3,712

Operating expenses:
Research and development	15,042	14,790	27,733	28,281
General and administrative	3,356	4,478	6,394	13,092
Royalties	694	84	734	137
Restructuring	—	350	—	350

Total operating expenses	19,092	19,702	34,861	41,860

Operating loss	(1,737)	(17,945)	(15,098)	(38,148)
Other income (expense), net	(599)	(79)	(973)	653
Provision for income taxes	—	20	—	58

Net loss	$(2,336)	$(18,044)	$(16,071)	$(37,553)

Net loss per share (basic and diluted)	$(0.06)	$(0.55)	$(0.39)	$(1.15)

Weighted average number of shares outstanding, basic and diluted	41,358	32,622	41,356	32,610

EPIX PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION
(in thousands)
(unaudited)

	June 30,	December 31,
	2008	2007
Cash, cash equivalents and marketable securities	$43,240	$61,077
Total assets	63,614	78,075
Convertible debt	100,000	100,000
Total liabilities	139,219	139,367
Stockholders’ deficit	(75,606)	(61,292)